EXHIBIT 10.4


                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (this "Agreement") dated as of December 4, 2007 (the "Effective Date"), is entered into between INVERNESS MEDICAL SWITZERLAND GmbH, a Swiss corporation ("Inverness"), having a place of business at Bahnhofstrasse 28, CH-6300 Zug, Switzerland and Whispering Oaks International, Inc. d.b.a. BioCurex, Inc., a Texas corporation having a place of business at 215-7080 River Road, Richmond BC, Canada ("BioCurex").

      WHEREAS, BioCurex owns or has rights in certain technology regarding a new cancer marker named RECAFTM.

      WHEREAS, Inverness desires to obtain a semi-exclusive worldwide license under BioCurex's rights in such technology to develop and commercialize the Products (as defined below).

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

      1. DEFINITIONS

      For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

      1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

      1.2 "Annual Minimum Royalty" shall mean the applicable amount set forth in
Section 0.

      1.3 "Annual Minimum Royalty Term" shall mean the period commencing on the Effective Date and, unless earlier terminated as provided herein, continuing until the last to occur of (i) expiration of the last to expire of the patents included in the Patent Rights, or (ii) Inverness ceases manufacture and distribution of all Products that incorporate BioCurex Antibodies.

      1.4 "Average Net Sales Price" for a product in each country means Inverness's, or any Inverness affiliate's, actual Net Sales for such product in such country during a calendar quarter divided by the total number of units of such product sold in such country during such calendar quarter.

      1.5 "BioCurex Marks" means the trademark "RECAF(TM)", or "Serum-RECAF(TM)" or "BioCurex(TM)" and their respective logos.


* Confidential treatment requested. Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

      1.6 "BioCurex Antibody" means any antibody to RECAF (or any fragment thereof) delivered by BioCurex to Inverness under this Agreement, together with all progeny thereof. Any peptide sequence provided or disclosed by BioCurex to Inverness that binds to the same antigen and epitope on RECAF recognized by a BioCurex Antibody shall be considered, for the purpose of this Agreement, as a BioCurex Antibody.

      1.7 "Field" shall mean all in vitro diagnostic applications, except:
              -----

            (a) any immunohistochemistry, immunocytochemistry application, or any other procedures that detect RECAF in prepared and excised human tissue sections;

            (b) any immunoradiometric assay application (also known as radioimmunoassay or RIA), including such applications designed to detect or measure RECAF;

            (c) any non-automatic RECAF microplate assays designed to detect or measure RECAF;

            (d) any type of flow cytometry assay application designed to detect or measure RECAF;

            (e) any imaging of tumors in any form;

            (f) any non-immunometric assay designed to detect or measure RECAF utilizing nucleic acids, including (i) all forms of synthetic or natural ribonucleic acid (RNA), (ii) all forms of synthetic or natural deoxyribonucleic acid (DNA), including complementary DNA and (iii) all modifications of said nucleic acids that in their natural form are related to the synthesis of RECAF;

            (g) any non-immunometric assay designed to detect or measure RECAF utilizing nucleic acid amplification technology (e.g., PCR), including (i) all forms of synthetic or natural ribonucleic acid (RNA), (ii) all forms of synthetic or natural deoxyribonucleic acid (DNA), including complementary DNA and (iii) all modifications of said nucleic acids that in their natural form are related to the synthesis of RECAF;

            (h) any therapeutic application, including therapeutic applications relating to cleansing bone marrow specimens, or pregnancy, the pregnant mother, the fetus or the embryo;

            (i) any vaccination against cancer or pregnancy; or

            (j) any use in animals for any veterinary medicine application including, but not limited to cancer diagnostics, screening and treatment monitoring.

      1.8 "First Commercial Sale" shall mean the first sale in any country of a Product by Inverness or its Affiliate to customers who are not Affiliates after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.


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      1.9 "Inverness Antibody" means any antibody to RECAF (or any fragment thereof) developed by Inverness or its Affiliates using antigen, antiserum, cells or other materials supplied by BioCurex hereunder or any progeny thereof.

      1.10 "Licensed Know-How" shall mean all information and data, which is not generally known including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful for Inverness to make, use, develop, sell or seek regulatory approval to market a composition based on RECAF, or to practice any method or process, in which BioCurex has an ownership or licensable interest.

      1.11 "Licensed Materials and Technology" shall mean, collectively, the Licensed Patent Rights, Licensed Know-How and Materials provided by BioCurex under this Agreement and future patent rights, know how and materials related to the Field that BioCurex might make available to Inverness.

      1.12 "Licensed Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country that are applicable in the Field that claim (i) RECAF, any antibody or other molecule that is directed towards RECAF, or any fragment of the foregoing (or any nucleotide sequence that encodes, or amino acid sequences or glycan sequence of the foregoing), or (ii) any process of manufacture or use of any of the foregoing; (b) all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents; in each case in which BioCurex has an ownership or licensable interest.

      1.13 "Materials" shall mean all antigen, antibodies, antiserum, cells and other materials delivered by BioCurex to Inverness under this Agreement, together will all progeny thereof, and all substances produced by such cells, micro-organisms or vectors supplied by BioCurex hereunder (even if produced by Inverness or a Third Party) other than Inverness Antibodies.

      1.14 "Minimum Royalty Value" shall mean, with respect to each Product:

            (a) in each country where there is a Valid Claim, the sum of * per Test Sold.

            (b) in each country where there is a Pending Claim but no Valid Claim, the sum of * per Test Sold, whether or not the Product uses one or more BioCurex Antibodies.

            (c) in each country where there is neither a Pending Claim nor a Valid Claim and the Product uses one or more BioCurex Antibodies, the sum of * per Test Sold.

            (d) in each country where there is neither a Pending Claim nor a Valid Claim and the Product does not use a BioCurex Antibody, the sum of * per Test Sold, provided, however, that if in said country any other company sells a competing Product, with the exception of BioCurex's licensees, their sublicensees and their corresponding affiliates, then the Minimum Royalty Value


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in such country shall be zero. Inverness shall have the responsibility to notify
BioCurex of the existence of such competitor as set forth in Section 0.

      1.15 "Net Sales" shall mean, with respect to any product, the gross sales price of such product invoiced by a Party or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such product) less, to the extent actually paid or accrued by such Party or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned product; (b) freight and insurance costs incurred by such Party or its Affiliate (as applicable) in transporting such product in final form to such customers;
(c) cash, quantity and trade discounts, rebates and other price reductions for such product given to such customers under price reduction programs that are consistent with industry practices and price reductions given for similar products by such Party or its Affiliate (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of such product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such product in final form to such customers. Notwithstanding anything to the contrary in this Agreement, if any reusable instrument (that is itself a Product) is used in combination with a separate diagnostic reagent-containing device (that is itself a Product) to detect or measure one or more analytes from a patient sample on or in such device, then for purposes of calculating Net Sales, such device shall constitute a Product, but such instrument shall not constitute a Product.

      1.16 "New Patent" shall have the meaning set forth in Section 0.
             ----------

      1.17 "Party" shall mean Inverness or its Affiliate(s), or BioCurex or its Affiliate(s), and "Parties" shall mean Inverness or any of its Affiliates, and BioCurex or any of its Affiliates.

      1.18 "Pending Claim" shall mean any claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refilling of such application.

      1.19 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

      1.20 "Product(s)" shall mean any product for use in the Field that if made, used, sold, gifted, offered for sale or imported would infringe a Valid Claim or Pending Claim, or which incorporates a BioCurex Antibody or a Inverness Antibody.

      1.21 "RECAF" (an acronym for "receptor of alpha-fetoprotein") shall mean any synthetic or natural molecule, or portion of such molecule, or molecule derivative from another molecule, that in its natural state shows specific binding to any of the following: (a) natural or synthetic alpha-fetoprotein ("AFP"); (b) a fragment of AFP; (c) a modification of AFP; (d) a modification of a fragment of AFP; (e) native or synthetic AFP or AFP produced by genetic engineering, bound or not to fatty acids or other molecules; or (f) a fragment of AFP bound to other fatty acids or other molecules (g) any derivatives, parts


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or polymorphisms (including without limitation splice variants) of RECAF, (h)
any nucleotide sequences with homology to the RECAF gene or RECAFs' translational sequences, (together with any derivatives, parts or splice variants of the corresponding nucleotide sequences), (i) amino acid sequences and proteins encoded by each such nucleotide sequences (together with any derivatives or parts of such amino acid sequences and proteins) and (j) glycans and sequences of sugars that specifically bind AFP. "Specific binding" as used in this Section, means an interaction between two (2) molecules that: (x) becomes saturated as the concentration of one (1) of the molecules is increased with respect to the other; and (y) can be competed with the other molecule or an excess of the same molecule unlabeled. In the event (i) RECAF is known as another molecule known in the public domain, and (ii) Inverness does not have a product for sale or a technology already licensed to others based on said molecule as of the Effective Date, and (iii) Inverness decides to develop and commercialize a product or a technology based on said molecule specifically pertaining to the Field, then such product or technology shall be deemed a Product subject to the terms and conditions of this Agreement.

      1.22 "Royalty Term" shall mean, with respect to each country, the period commencing on the Effective Date and, unless earlier terminated as provided herein, continuing until the last to occur of (i) expiration of the last to expire of the patents included in the Patent Rights in such country, (ii) Inverness ceases manufacture and distribution of all Products that incorporate BioCurex Antibodies in such country, or (iii) ten (10) years after the First Commercial Sale of the first Product Sold in such country.

      1.23 "Sold" shall mean sold or transferred by Inverness or its Affiliate to a customer who is not an Affiliate (or is an Affiliate but is the end user of such Product).

      1.24 "Territory" shall mean all the countries, regions and territories of the world.

      1.25 "Test" shall mean a unit of a Product comprising one determination of RECAF in serum, blood, plasma or urine belonging to one human being.

      1.26 "Third Party" shall mean any Person other than BioCurex, Inverness and their respective Affiliates.

      1.27 "Valid Claim" shall mean any claim of an issued and unexpired patent included within Licensed Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal or which has not been admitted by the holder of the patent to be invalid or unenforceable through reissue, disclaimer or otherwise. In the event a patent has been held to be invalid or unenforceable and an appeal is pending, such claims shall not be considered a Valid Claim until reinstated by a final decision of a court or governmental agency of competent jurisdiction.

      1.28  All values in dollars represent USA dollars (USD or US$).


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      2. REPRESENTATIONS AND WARRANTIES

      Each party hereby represents and warrants to the other party as follows:

      2.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

      2.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

      2.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

      2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

      2.5 Licensed Materials and Technology. BioCurex (a) is the sole owner of the Licensed Materials and Technology, except for Abbott Laboratories, Inc. ("Abbott Labs")which has a semi-exclusive License to the Licensed Materials and Technology in the Field; (b) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How, or (ii) by making, using or selling Products; and (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed Materials and Technology.

      2.6 Other Licensees. Inverness is aware and understands that BioCurex has already signed an agreement with Abbott Labs (the "Abbot Labs Agreement") which
(a) limits to three (3) the number of licensees for manufacturing RECAF tests to be used in the Field and (b) grants Abbott Labs the exclusive right to sublicense certain Licensed Materials and Technology. The licensing agreement with Abbott Labs includes the field of lateral flow chromatography (also known as rapid tests) on a non-exclusive basis, that is, the limitation in the number of licensees in the Field does not apply to lateral flow chromatography. If Abbott Labs ceases to be a BioCurex licensee, then, subject to the limitations in Section 0 below, BioCurex shall have the right to replace such licensee. In addition, if Abbott Labs ceases to be a BioCurex licensee, then it is understood that Abbott Labs will assign to BioCurex all of Abbott Labs' rights and obligations contained in each sublicense agreement between it and its sublicensees, provided that the applicable sublicensee provides its consent thereto.


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

    3. LICENSE GRANT

      3.1 Licensed Materials and Technology. BioCurex hereby grants to Inverness and its Affiliates a semi-exclusive license of the Licensed Materials and Technology in the Territory with the right to conduct research and to develop, make, have made, use, offer for sale, sell and import Products anywhere in the Territory for use in the Field. As used in this Agreement, "have made" shall mean that Inverness shall have the right to utilize a Third Party to develop, test, manufacture and import (but not offer for sale or sell) Products.

            3.1.1 For purposes of this Section, "semi-exclusive" shall mean that there is a limitation to a total number of three (3) Parties, including BioCurex, permitted to use the Licensed Materials and Technology in the Field and in the Territory at any given time; provided, however that such limitation on the number of licensees shall not apply with respect to (i) any lateral flow immunochromatography application; or (ii) any sublicensee of Abbott Labs described in Section 2.6 above, or (iii) to any sublicensee of Abbott Labs described in Section 2.6 above that becomes a direct licensee of BioCurex as described in the last sentence of such Section or is or becomes a sublicensee of any party to whom Abbott Labs transfers or assigns the Abbott Labs Agreement.

            3.1.2 For clarity purposes, BioCurex has the right to license the Licensed Materials and Technology to Inverness, and two more parties, one of which is currently Abbott Labs. One of these three parties may be BioCurex itself without permission from Inverness. Should BioCurex be one of the licensees, BioCurex or its Affiliates retain the right to conduct research, develop, make, have made, use, offer for sale, sell and import Products anywhere in the Territory for use in the Field. Should a licensing agreement between BioCurex and one of its licensees be terminated, BioCurex shall have the right to license the Licensed Materials and Technology to another licensee or to develop, test, manufacture, import, sell or offer for sale Products without permission from Inverness. Notwithstanding the foregoing, BioCurex shall not license or grant the use of the Licensed Materials and Technology in the Field to any Third Party after the Effective Date on terms with minimum annual royalties, as described in Section 4.3 below, less than those so described.

            3.1.3 BioCurex shall retain the right to license, conduct research, develop, make, have made, use, offer for sale, sell and import competing RECAF tests not included in the Field.

            3.1.4 BioCurex shall retain the right to develop, manufacture, sell and license the Licensed Materials and Technology for use outside of the Field in the Territory.

      3.2   Availability of the Licensed Materials and Technology.
            -----------------------------------------------------

            3.2.1 Delivery. Within ninety (90) days of the Effective Date of this Agreement, BioCurex shall deliver the RECAF Materials in the designated amounts set forth below:

            (a) 500 micrograms of pure RECAF antigen;


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            (b) 3 x vials (frozen) of cells for producing monoclonal antibodies designated as 1-4G11;

            (c) 3 x vials (frozen) of cells for producing RECAF antigen;

            (d) 20 milligrams of purified monoclonal antibody designated as 1-4G11;

The RECAF Materials will be sent to Inverness care of Biosite Incorporated at 9975 Summers Ridge Road, San Diego, CA 92121. BioCurex shall place any appropriate temperature, pressure, and/or shock indicators in any shipment of RECAF Material to insure the common carrier's conformance with shipping instructions and restrictions, such as temperature or handling.

            3.2.2 Successful RECAF Material Transfer. Successful transfer of the RECAF Material pursuant to the previous Section shall be determined by independent establishment of RECAF Material at Inverness in accordance with the following criteria:

            (a) RECAF Material is viable, as determined by stabilization and production of RECAF monoclonal antibody for at least ten doublings; and

            (b) RECAF Material produces monoclonal antibodies that bind specifically to RECAF consistent with monoclonal antibodies produced by such RECAF Material.

            3.2.3 Unsuccessful Transfer. If establishment of the RECAF Material delivered to Inverness under this Article is unsuccessful, as determined solely by Inverness using the criteria of the previous Section, BioCurex hereby agrees to use commercially reasonable efforts to provide additional quantities of RECAF Material in such amounts as Inverness may reasonably request until such time that Inverness is able to produce RECAF Material in sufficient quantities to support its Research and Development and other commercialization efforts.

            3.2.4 Additional Transfers of RECAF Technology. Within thirty (30) days of the Effective Date, BioCurex shall use commercially reasonable efforts to deliver to Inverness additional reference reagents, assay kits, monoclonal antibody and antigen for RECAF in such sufficient quantities as Inverness may reasonably request until such time that Inverness is able to produce RECAF Material in sufficient quantities to support its Research and Development and other commercialization efforts.

            3.2.5 Assistance By BioCurex. With respect to all transfers and establishment procedures of RECAF Material and RECAF Technology pursuant to this Article, BioCurex shall make available to Inverness: (a) any relevant and useful documents and other technical information; (b) any necessary protocols associated with the RECAF Materials and other Licensed Materials and Technology; and (c) any consultation services and other assistance that Inverness may reasonably request.


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            3.2.6 Notification by Inverness of Successful Transfer. Upon each successful transfer of RECAF Material in accordance with this Article, Inverness shall promptly provide BioCurex with written notification thereof.

    4. FINANCIAL CONSIDERATIONS

      4.1 License fee. As consideration for the license granted by this Agreement, and for BioCurex's agreement to the other terms and conditions hereof, Inverness shall pay to BioCurex a fee of *. Any such fees submitted pursuant to this Section 4.1 shall be non-refundable and non-creditable toward future royalty obligations.

      4.2   Royalties.

            4.2.1 Royalty Rate.

            (a) Subject to the provisions of this Section 0, in consideration for the licenses granted to Inverness herein, Inverness shall pay to BioCurex a royalty on each Test Sold during the applicable Royalty Term equal to the Minimum Royalty Value for such Test in the country of sale plus * of the amount by which the Average Net Sales Price for such Product in such country exceeds *.

By way of example, if Inverness's Average Net Sales Price of a Product in a given country in any calendar quarter during the Royalty Term for such country is less than *, then the royalty payable for each such Product Sold during such calendar quarter would be equal to the Minimum Royalty Value for such Product in such country. If Inverness's Average Net Sales Price for that Product in that country during any calendar quarter during the Royalty Term for such country is *, then the royalty payable for each such Product Sold during such calendar quarter would be equal to the Minimum Royalty Value for such Product in such country plus *.

            (b) If Inverness offers combination Products that assay targets other than RECAF, then, for purposes of calculating royalties hereunder, "Average Net Sales Price" of such Product shall be equal to the Average Net Sales Price of Tests sold individually by Inverness or its Affiliate, provided that the number of Tests sold individually is equal or greater than 25% of the number of Tests sold in combination with other products. If the number of Tests sold individually is less than 25% of the number of Tests sold in combination with other products, then, for purposes of calculating royalties hereunder, "Net Sales" of such Product shall be equal to Net Sales calculated in accordance with
Section 0 divided by the total number of different antibodies contained in such Product that bind to and are directed against known, non-antibody targets that do no represent experimental controls.

            (c) If Inverness offers free Tests to a Third Party as a promotion that includes other Inverness products, then such Tests shall generate royalties in accordance with this Section 0 unless BioCurex agrees, in writing, to lower or forfeit the royalty for that particular promotion or promotional campaign.


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            4.2.2 In the following cases Inverness is exempted from paying royalties to BioCurex:

            (a) Tests provided at no cost to generate data to present to regulatory agencies such as the FDA, or for validation studies to be performed by independent companies or institutions.

            (b) Tests sold to BioCurex or its Affiliate(s).

            (c) Tests sold in any country in which (i) there is neither a Pending Claim nor a Valid Claim, (ii) the Product does not incorporate a BioCurex Antibody, and (iii) there exists a company (other than Inverness, BioCurex, BioCurex's licensees and their respective Affiliates) that sells a competing product. Inverness shall have the responsibility to notify BioCurex of the existence of such competitor and any change in royalties payable on account thereof shall be made effective from the time of the notification. BioCurex shall then have a period of 90 days from the time of the notification to dispute Inverness's claim. If the dispute is resolved in BioCurex's favor, then Inverness shall pay all royalties due with respect to such Product, including royalties accruing from the time of the notification to the time of the resolution of the dispute.

      4.3   Annual Minimum Royalties.

            (a) During the Annual Minimum Royalty Term, Inverness shall pay minimum annual royalties to BioCurex as follows: Commencing on the second anniversary of the Effective Date and ending on the anniversary of the Effective Date that follows the First Commercial Sale of a Product to a Third Party, Inverness shall pay BioCurex a minimum royalty of $150,000 per year. For the two years of the Annual Minimum Royalty Term following such period, Inverness shall pay BioCurex an Annual Minimum Royalty of *. Thereafter, for the remainder of the Annual Minimum Royalty Term, Inverness shall pay BioCurex an Annual Minimum Royalty of *.

            (b) Notwithstanding the foregoing, if during any year there exists more than three (3) Persons having a license or sublicense under the Licensed Materials and Technology (in whole or in part) for use in the Field, then for such year the Annual Minimum Royalties set forth above shall be reduced by multiplying the Annual Minimum Royalty set forth above for the applicable year times the fraction (1- (n-3)/n), where n is the total number of such Persons. For example, if there are four (4) persons having such a license or sublicense and the Annual Minimum Royalty for three (3) persons or less was * for a given year, then the reduced Annual Minimum Royalty for such year would be * multiplied by *, or *.

            (c) Notwithstanding the foregoing, if during any year there are no Valid Claims or Pending Claims in the European Union, then for such year the Annual Minimum Royalties set forth in subsection (a) above, as modified by subsection (b), if applicable, shall be further reduced by fifty (50%).

            (d) All royalties paid pursuant to Section 0 shall be credited against the Annual Minimum Royalty for the applicable year. Should royalties paid fall short of the stipulated Annual Minimum Royalty for a given year counted from the Effective Date, Inverness shall have thirty (30) days after the


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end of such year to pay the difference. Should Inverness default in its payment of the Annual Minimum Royalty and fail to cure such default, then BioCurex may terminate this Agreement for cause in accordance with Section 0.

    5. ROYALTY REPORTS AND ACCOUNTING

      5.1 Royalty Reports. During the term of this Agreement following the First Commercial Sale of a Product, Inverness shall furnish to BioCurex a quarterly written report showing in reasonably specific detail (a) the gross sales of Product sold by Inverness or its Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (c) the withholding taxes applicable to Biocurex, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the ninetieth (90th) day following the close of each quarter. Inverness shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

      5.2   Audits.

            5.2.1 Upon the written request of BioCurex and not more than once in each calendar year, Inverness shall permit an independent certified public accounting firm of nationally recognized standing selected by BioCurex and reasonably acceptable to Inverness, at BioCurex's expense, to have access during normal business hours to such of the records of Inverness as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight
(8) calendar quarters immediately prior to the date of such request (other than records for which BioCurex has already conducted an audit under this Section.

            5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Inverness shall pay such additional amounts within thirty (30) days of the date BioCurex delivers to Inverness such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by BioCurex; provided, however, if the audit discloses that the royalties payable by Inverness for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Inverness shall pay the reasonable fees and expenses charged by such accounting firm.

            5.2.3 BioCurex shall cause its accounting firm to retain all financial information subject to review under this Section in strict confidence; provided, however, that Inverness shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Inverness regarding such financial information.

The accounting firm shall disclose to BioCurex whether the reports are correct or not and the amount of any discrepancy. In case of discrepancy, if Inverness fails to remedy such discrepancy within sixty (60) days after written notice thereof, then the accounting firm will provide BioCurex with all the information in its possession related to the discrepancy.

      6. PAYMENTS

      Royalties shown to have accrued by each royalty report shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

      7. RESEARCH AND DEVELOPMENT OBLIGATIONS AND RESTRICTIONS

      7.1 Research and Development Efforts. Inverness agrees to use its commercially reasonable efforts to conduct such research, development and preclinical and human clinical trials as Inverness determines are necessary or desirable to obtain regulatory approval to manufacture and market one or more Products and shall use its commercially reasonable efforts to obtain regulatory approval to market, and upon approval to commence marketing and market one or more Products in the Territory.

      7.2 Records. Inverness shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Materials and Technology and the Products (including all data in the form required under all applicable laws and regulations).

      7.3 Reports. Within ninety (90) days following the end of each quarter during the term of this Agreement, Inverness shall prepare and deliver to BioCurex a written summary report which shall describe (a) the research performed to date employing the Licensed Materials and Technology, (b) the progress of the development, and testing of Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Products.

      8. CONFIDENTIALITY

      8.1 Confidential Information. During the term of this Agreement, and for a period of three (3) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to its and its Affiliates' directors, officers, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

      8.2   Permitted Disclosures.

            8.2.1 The confidentiality obligations contained in the previous Sections shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Inverness may disclose Confidential Information of BioCurex relating to information developed pursuant to this Agreement to any Person with whom Inverness has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Inverness. Conversely, BioCurex may disclose Confidential Information of Inverness relating to information developed pursuant to this Agreement to any Person with whom BioCurex has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with BioCurex.

            8.2.2 BioCurex shall be permitted to utilize or disclose to a prospective Third Party licensee (in the course of negotiating the license agreement between it and such prospective Third Party licensee) Confidential Information specifically pertaining and limited to (i) the semi-exclusive nature of this Agreement, (ii) a description of the Licensed Materials and Technology, the Field and the Territory and (iii) the Minimum Royalty Value to other licensees and prospective licensees, provided that such prospective licensee agrees to maintain the confidentiality of such Confidential Information to the same extent required by parties under this Article.

      8.3 Terms of this Agreement. Except as otherwise provided in the preceding Sections, BioCurex and Inverness shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, Inverness and BioCurex shall agree upon the substance of information that can be used to describe the terms of this transaction, and Inverness and BioCurex may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

      9. NEW INVENTIONS AND MATERIALS

      9.1 Ownership. All right, title and interest in any patentable invention, discovery, composition, or enhancement conceived and reduced to practice by employees or others on behalf of Inverness, BioCurex or both through use of the

Licensed Materials and Technology during the term of the Agreement, together with all patent rights and other intellectual property rights therein, (a) conceived and reduced to practice solely by employees or others acting on behalf of Inverness shall be owned solely by Inverness, (b) conceived and reduced to practice solely by employees or others acting on behalf of BioCurex shall be owned solely by BioCurex, and (c) conceived and reduced to practice jointly by employees or others acting on behalf of Inverness and by employees or others acting on behalf of BioCurex (a "Joint Invention") shall be owned jointly by Inverness and BioCurex.

      9.2   Joint Inventions.

            9.2.1 The Parties shall jointly determine which Party will control the procurement and maintenance of any patent application or patent claiming a Joint Invention (a "New Patent"). Unless otherwise agreed upon in writing, procurement and maintenance costs of any New Patent shall be equally paid by BioCurex and Inverness.

            9.2.2 Each Party may use any Joint Invention for research purposes without payment of royalties or duty to account to the other Party. If either Party commercializes any product (other than a Product), the use, manufacture or sale of which is claimed by an unexpired claim of a New Patent (which claim has not been abandoned, finally disallowed or declared invalid or unenforceable), then such Party shall pay to the other Party a royalty of 5% of Net Sales of such product, payable quarterly in U.S. dollars. All such payments shall be accompanied by a royalty report showing the basis for calculating royalties payable under this Section, with no less detail than the reports required under
Section 0 hereof.

            9.2.3 Except as otherwise set forth herein, neither Party shall transfer, license or encumber its rights in any Joint Invention (or the patent and other intellectual property rights therein) without the written consent of the other party. Neither Party shall withhold or fail to give its consent to license any Joint Invention (a) in order to renegotiate the terms set forth in this Agreement, or (b) other than in good faith, and any Party withholding or failing to give such consent shall provide the other Party with the reasons, in writing, for the denial. Should a Party find those reasons insufficient, it shall have the right to seek resolution of the dispute in accordance with the terms of this Agreement.

            9.2.4 BioCurex and Inverness shall have the right to forfeit ownership of each Joint Invention by written notice to the other Party, in which case such Joint Invention shall be assigned to the other Party within thirty days after the date of such notice, and costs incurred with respect to such Joint Invention following such assignment shall be borne solely by the assignee.

            9.2.5 Each party shall cause all employees and other Persons acting on its behalf in performing its obligations hereunder to be obligated under a binding written agreement to assign to it, or as it shall direct, all Joint Inventions made or conceived by such employees or other Persons.

      9.3   Inverness Antibodies.

            9.3.1 Prior to including a Inverness Antibody in a Product offered for sale in any country, Inverness shall provide BioCurex with data demonstrating that (a) both the Inverness Antibody and a BioCurex Antibody detect the same band(s) on a nitrocellulose transfer (also known as a Western blot) of a poly-acrylamide gel electrophoresis (PAGE) of an extract of MCF-7 cells, (b) said Inverness Antibody competes for binding to RECAF by at least 75% against a BioCurex Antibody and conversely, that the same BioCurex Antibody competes for binding to RECAF by at least 75% against said Inverness Antibody and (c) that either (i) the statistic regression coefficient (r) of a comparison between the RECAF values obtained with said Inverness Antibody and a BioCurex Antibody on at least 50 (fifty) serum samples obtained half of them from healthy individual and the other half from cancer patients be equal or higher than 90% (0.9) or (ii) the Inverness Antibody performs better than or as well as the best BioCurex Antibody in discriminating between cancer and normal samples taken at random, in a blind study controlled by a reputable third party. BioCurex shall have sixty (60) days to contest the accuracy or validity of such data.

            9.3.2 During the term of this Agreement, upon request by BioCurex, Inverness will provide BioCurex with samples of Inverness Antibodies at Inverness's fully burdened cost, solely for use by BioCurex and its Affiliates to conduct research. BioCurex shall not transfer the Inverness Antibodies or any progeny or derivative thereof to any Third Party without the prior written consent of Inverness.

      10. PATENTS

      10.1 Licensed Patent Procurement and Maintenance. BioCurex shall secure and maintain the Licensed Patent Rights in such countries and in such manner as BioCurex shall elect after reasonable consideration of the views of Inverness and BioCurex's other licensees. BioCurex shall pay all costs associated with the filing, prosecution and maintenance of the Licensed Patent Rights. BioCurex shall notify Inverness of any change in the status of any patent and/or patent application, including any abandonment, lapse, invalidity, unenforceability, nullification or revocation thereof, and of the filing of any patent applications within the scope of the Licensed Patent Rights within sixty (60) days. In the event any of the Licensed Patent Rights shall become involved in an opposition or interference proceeding, BioCurex shall manage the proceeding, at its own expense, and shall keep Inverness informed and shall take Inverness's views into account in setting BioCurex's strategy in the proceeding. If BioCurex wishes to abandon an existing issued patent or any pending patent application within the Licensed Patent Rights, it shall notify Inverness within a time sufficient for Inverness to familiarize itself with the case and make a decision before abandoning or failing to pursue the Licensed Patent Rights. Inverness shall have thirty (30) days from the date of such notice within which it may notify BioCurex that Inverness wishes to assume the costs of prosecuting or maintaining any such patent or patent application.

      10.2 Notification of Infringement. Each party shall notify the other party of any infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

      10.3 Enforcement of Licensed Patent Rights. BioCurex, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, and shall consider, in good faith, the interests of Inverness in so doing. If BioCurex does not, within one hundred twenty (120) days of receipt of notice from Inverness, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, Inverness shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Inverness's intent to file such suit, BioCurex shall have the right to jointly prosecute such suit and to fund up to one-half (1/2) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, by BioCurex and Inverness pro rata according to the respective percentages of costs borne by each in such suit. Notwithstanding the foregoing, BioCurex and Inverness shall fully cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights, including, if necessary, joining in such action.

      10.4 BioCurex shall have no liability to Inverness for any losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred by Inverness or its Affiliates, should, for any reason, the Licensed Patent Rights not be enforceable for any reason, including final rejections by patent offices or disputes from other parties claiming rights to the patents licensed under this Agreement.

      10.5 BioCurex shall remain neutral and shall have no obligation to defend, indemnify and hold harmless Inverness and its Affiliates in any legal action between Inverness and another BioCurex's licensee relating to the Licensed Materials and Technology; provided that BioCurex shall have the right to become involved in any such legal action to the extent required by any court or other government order.

      10.6 BioCurex shall have no obligation, in accordance with this Section, to defend, indemnify and hold harmless Inverness and its Affiliates from any judgment, damage, liability, loss, cost or other expense (including reasonable attorneys' fees and court costs) resulting from any claim, suit or proceeding so far and to the extent that such claim, suit or proceeding is based upon an assertion that a Inverness modification of the Licensed Materials and Technology constitutes an infringement of any modification of the Licensed Materials and Technology developed solely by another BioCurex's licensee.

      10.7 Inverness Opposition to Patent Rights. BioCurex shall have the right to terminate this Agreement if Inverness, after the Effective Date, institutes a suit, nullity action, opposition to grant, or other legal action seeking to invalidate the claims of any patent in the Patent Rights in the Territory, or actively participates (other than by legal compulsion) in any of the foregoing.

      11. TERM AND TERMINATION

      11.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided herein.

      11.2 Termination by Inverness. Inverness may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to BioCurex. Should Inverness terminate this Agreement without cause after the First Commercial Sale and before the end of the Annual Minimum Royalty Term, then Inverness shall pay BioCurex upon such termination a termination fee equivalent to the higher value of (a) the royalties generated during the 12 months prior to the termination or (b) the sum of * (the "Termination Fee").

      11.3 Termination for Cause. Except as otherwise provided in other Sections of this Agreement, either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within ninety (90) days after notice thereof by the non-breaching party; provided, however, if any default is not capable of being cured within such ninety (90) day period and the other party is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, the non-breaching party shall have no right to terminate this Agreement. Should the cause for termination be a default in Inverness's obligations under this Agreement, then Inverness shall lose any and all licensing rights as specified in this Agreement.

      11.4 Effect of Termination after End of Annual Minimum Royalty Term. If this Agreement is terminated after the end of the Annual Minimum Royalty Term by either Party, (i) Inverness shall have a non-exclusive license under the Licensed Know-How to make, have made, use and sell Products in the Territory for use in the Field; (ii) all royalties due under Section 4.2 shall continue to be due and payable with respect to each Test Sold from and after the date of such termination, and (iii) the annual minimum royalties under Section 4.3 shall no longer be paid.

      11.5 General Effect of Termination. Upon any termination of this Agreement under this Section 11, the parties shall have no further rights or obligations hereunder except as specifically provided in Sections 11.2 and 11.4; provided, however, that (i) such termination shall not relieve the parties of any obligation accruing prior to such termination, and any debt, due royalties or due payments incurred before the date of termination of this Agreement shall survive such termination; (ii) such termination shall not relieve Inverness of its obligation to pay the license fee set forth in Section 0, and (iii) the provisions of Sections 0, 0 and 13 shall survive the termination of this Agreement.

      12. TRADEMARKS.

      12.1 License Grant for BioCurex Marks. During the term of this Agreement, BioCurex hereby grants to Inverness, its Affiliates and its distributors hereunder a license to use the BioCurex Marks for Inverness's marketing, sale, promotion, advertising, testing and/or distribution of the Product in the Territory. For the term of this Agreement, BioCurex shall own all rights, title, and interests in and to the BioCurex Marks. Further, Inverness shall use the trade mark RECAFTM to describe the substance being detected by the Tests and it shall insert "Sold Under License from BioCurexTM Inc." or substantially similar language identifying BioCurex or its successors or its appointees as the licensor on Inverness's marketing and promotional materials, and packaging materials, related to Product, provided that such insertion is permitted by applicable Regulatory Authorities. After the expiration of this Agreement, Inverness shall have the right to continue using the trade mark RECAFTM to describe the substance being detected by the Tests.

      12.2 Inverness Trademarks. Inverness and its Affiliates may develop and use any Inverness Trademarks for its marketing, sale, promotion, advertising, testing and/or distribution of the Product in the Territory. All costs related to the selection and maintenance of the Inverness Trademarks shall be borne by Inverness, and Inverness shall, at all times, own all rights, title, and interests in and to such Inverness Trademarks.

      12.3 Termination of Use of BioCurex Marks. Upon termination of this Agreement, Inverness, its Affiliates and its distributors hereunder shall cease and desist from all further use of the BioCurex Marks, except that Inverness, its Affiliates and its distributors hereunder may continue to use the BioCurex Marks consistent with the terms and conditions of this Agreement in connection with any remaining inventory of the Product. Should Inverness wish to continue using BioCurex's marks after the termination of this Agreement, a royalty for use of such marks shall be negotiated in good faith between the two parties.

      13. INDEMNIFICATION

      13.1 Indemnification. Inverness shall defend, indemnify and hold BioCurex harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding by a Third Party arising out of or relating to manufacturing, marketing or selling the Products or any breach of this Agreement by Inverness, or the negligence or willful misconduct of Inverness in the performance of its obligations under this Agreement.

      13.2 Procedure. BioCurex promptly shall notify Inverness of any liability or action in respect of which BioCurex intends to claim such indemnification, and Inverness shall have the right to participate in, and, to the extent Inverness so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Inverness; provided, however, that BioCurex shall have the right to retain its own counsel, at its sole expense, if representation of BioCurex by the counsel retained by Inverness would be inappropriate due to actual or potential differing interests between BioCurex and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Inverness, which consent shall not be withheld unreasonably. The failure to deliver notice to Inverness within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Inverness of any liability to BioCurex under this Section, but the omission so to deliver notice to Inverness will not relieve it of any liability that it may have to BioCurex otherwise than under this Section. BioCurex under this Section, its employees and agents, shall cooperate fully with Inverness and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

      13.3 Insurance. Inverness shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by Inverness in such amount as Inverness customarily maintains with respect to the research, development, manufacture and sales of its similar products. Inverness shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Inverness customarily maintains insurance covering the research, development, manufacture or sale of its similar products. The insurance shall also cover any potential costs and damages resulting from BioCurex being included in any legal action against Inverness.

      13.4 LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES WHATSOEVER, INCLUDING LOST PROFITS.

      14. FORCE MAJEURE

      Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

      15. MISCELLANEOUS

      15.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

      If to BioCurex:   BioCurex, Inc.
                        215-7080 River Road
                         Richmond, B.C. V6X 1X5, Canada
                           Attention: Dr. Ricardo Moro

      with a copy to:   Hart & Trinen L.L.P., Attorneys at Law
                        1624 Washington Street, Denver, CO, 80203
                           Attention: Mr. William Hart

      If to Inverness:  Inverness Medical Switzerland GmbH
                        c/o Inverness Medical Innovations, Inc.
                        51 Sawyer Road, Suite 200
                        Waltham MA 02453
                        Attention: General Counsel

                        With copy to:
                        Biosite Incorporated
                        9975 Summers Ridge Road
                           San Diego, California 92121
                          With a copy to: Legal Affairs

     15.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, without regard to the conflicts of law principles thereof.

      15.3 CONSENT TO JURISIDICTION. INVERNESS IRREVOCABLY SUBMITS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT OF GENERAL JURISDICTION IN VANCOUVER, BRITISH COLUMBIA AND/OR ANY FEDERAL COURT SITTING IN SAID STATE IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF, RELATING TO OR MENTIONING THIS AGREEMENT. INVERNESS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING CONTAINED HEREIN SHALL LIMIT THE RIGHT OF BIOCUREX TO SUE INVERNESS OR TO ENFORCE ANY JUDGMENT IN ANY JURISDICTION. WHERE INVERNESS OR ITS ASSETS ARE LOCATED.

      15.4 Assignment. Inverness shall not assign its rights or obligations under this Agreement without the prior written consent of BioCurex; provided, however, that Inverness may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      15.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

      15.6 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

      15.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

      15.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      15.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.


                                    INVERNESS MEDICAL SWITZERLAND GmbH


                                    By Ron Zwanziger
                                       ---------------------------------

                                    Title  Chief Executive Officer
                                           -----------------------


                                    BIOCUREX, INC.

                                    By  Dr. Ricardo Moro
                                       ---------------------------------

                                    Title  President
                                           -----------------------------